Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by CID HoldCo, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of CID HoldCo, Inc. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 8, 2024

Name: Ed Nabrotzky

/s/ Ed Nabrotzky
Signature